Exhibit 99.3

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF VALERO ENERGY PARTNERS LP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Unitholders of Valero Energy Partners LP and
the Board of Directors of Valero Energy Partners GP LLC
We have audited the accompanying consolidated balance sheets of Valero Energy Partners LP and its subsidiaries (the Partnership) as of December 31, 2015 and 2014, and the related consolidated statements of income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valero Energy Partners LP and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Antonio, Texas
September 16, 2016

VALERO ENERGY PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31, (a)
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$80,783	$236,579
Receivables from related party	18,088	8,499
Prepaid expenses and other	632	727
Total current assets	99,503	245,805
Property and equipment, at cost	1,176,843	1,119,307
Accumulated depreciation	(325,562)	(286,049)
Property and equipment, net	851,281	833,258
Deferred charges and other assets, net	3,322	1,385
Total assets	$954,106	$1,080,448
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Current portion of debt and capital lease obligations	$913	$1,200
Accounts payable	9,264	4,297
Accrued liabilities	1,690	1,054
Taxes other than income taxes	1,276	765
Deferred revenue from related party	129	124
Total current liabilities	13,272	7,440
Debt and capital lease obligations, net of current portion	175,246	1,519
Notes payable to related party	370,000	—
Deferred income taxes	320	830
Other long-term liabilities	1,116	1,065
Commitments and contingencies
Partners’ capital:
Common unitholders – public (21,509,651 and 17,255,208 units outstanding)	581,489	374,954
Common unitholder – Valero (15,018,602 and 11,539,989 units outstanding)	28,430	58,844
Subordinated unitholder – Valero (28,789,989 and 28,789,989 units outstanding)	(313,961)	146,804
General partner – Valero (1,332,829 and 1,175,102 units outstanding)	(5,805)	4,617
Net investment	103,999	484,375
Total partners’ capital	394,152	1,069,594
Total liabilities and partners’ capital	$954,106	$1,080,448

(a) Financial information has been retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business from Valero Energy Corporation. See Notes 1 and 3.
See Notes to Consolidated Financial Statements.

VALERO ENERGY PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Unit Amounts)

	Year Ended December 31, (a)
	2015	2014	2013
Operating revenues – related party	$243,624	$129,180	$124,985
Costs and expenses:
Operating expenses (b)	105,973	111,114	105,576
General and administrative expenses (c)	14,520	13,602	8,452
Depreciation expense	45,678	37,909	35,037
Total costs and expenses	166,171	162,625	149,065
Operating income (loss)	77,453	(33,445)	(24,080)
Other income, net	223	1,504	309
Interest and debt expense, net of capitalized interest (d)	(6,113)	(872)	(198)
Income (loss) before income taxes	71,563	(32,813)	(23,969)
Income tax expense	251	548	1,434
Net income (loss)	71,312	(33,361)	(25,403)
Less: Net loss attributable to Predecessor	(60,566)	(92,642)	(27,444)
Net income attributable to partners	131,878	59,281	2,041
Less: General partner’s interest in net income	6,069	1,379	41
Limited partners’ interest in net income	$125,809	$57,902	$2,000

Net income per limited partner unit – basic and diluted:
Common units	$2.12	$1.01	$0.03
Subordinated units	$2.07	$1.01	$0.03

Weighted-average limited partner units outstanding:
Common units – basic	31,222	28,790	28,790
Common units – diluted	31,222	28,791	28,790
Subordinated units – basic and diluted	28,790	28,790	28,790

Cash distribution declared per unit	$1.1975	$0.9410	$0.0370

(a) Financial information has been retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business from Valero Energy Corporation. See Notes 1 and 3.

Supplemental information – each income statement line item reflected below includes expenses incurred for services or financing provided by related party as follows:
(b) Operating expenses – related party	$49,249	$45,395	$42,291
(c) General and administrative expenses – related party	$11,695	$11,141	$8,371
(d) Interest and debt expense – related party	$3,190	$—	$—
See Notes to Consolidated Financial Statements.

VALERO ENERGY PARTNERS LP
CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
(In Thousands)

	Partnership
	Common Unitholders Public	Common Unitholder Valero	Subordinated Unitholder Valero	General Partner Valero	Net Investment	Total
Balance as of December 31, 2012 (a)	$—	$—	$—	$—	$644,149	$644,149
Net income (loss):
Attributable to Predecessor (a)	—	—	—	—	(27,444)	(27,444)
Attributable to partners	599	401	1,000	41	—	2,041
Net transfers from Valero Energy Corporation (a)	—	—	—	—	120,226	120,226
Prefunding of capital projects by Valero Energy Corporation	—	—	—	—	3,500	3,500
Allocation of net investment to unitholders	—	75,597	188,601	6,126	(270,324)	—
Proceeds from initial public offering, net of offering costs	369,226	—	—	—	—	369,226
Balance as of December 31, 2013 (a)	369,825	75,998	189,601	6,167	470,107	1,111,698
Net income (loss):
Attributable to Predecessor (a)	—	—	—	—	(92,642)	(92,642)
Attributable to partners	17,346	11,605	28,951	1,379	—	59,281
Net transfers from Valero Energy Corporation (a)	—	—	—	—	187,026	187,026
Allocation of Valero Energy Corporation’s net investment in the Texas Crude Systems Business	—	22,276	55,572	2,268	(80,116)	—
Consideration paid to Valero Energy Corporation for the Texas Crude Systems Business	—	(42,818)	(106,822)	(4,360)	—	(154,000)
Cash distributions to unitholders	(12,281)	(8,217)	(20,498)	(837)	—	(41,833)
Distribution equivalent right payments	(4)	—	—	—	—	(4)
Unit-based compensation	68	—	—	—	—	68
Balance as of December 31, 2014 (a)	374,954	58,844	146,804	4,617	484,375	1,069,594
Net income (loss):
Attributable to Predecessor (a)	—	—	—	—	(60,566)	(60,566)
Attributable to partners	37,183	28,548	60,078	6,069	—	131,878
Net transfers from Valero Energy Corporation (a)	—	—	—	—	70,334	70,334
Allocation of Valero Energy Corporation’s net investment in acquisitions	—	111,433	267,700	11,011	(390,144)	—
Consideration paid to Valero Energy Corporation for acquisitions	—	(330,539)	(773,685)	(31,996)	—	(1,136,220)
Units issued to Valero Energy Corporation in connection with acquisitions	—	166,600	—	3,400	—	170,000
Units issued in public offering, net of offering costs	188,915	—	—	4,011	—	192,926
Noncash capital contributions from Valero Energy Corporation	—	8,898	18,063	787	—	27,748
Cash distributions to unitholders	(19,725)	(15,354)	(32,921)	(3,704)	—	(71,704)
Distribution equivalent right payments	(11)	—	—	—	—	(11)
Unit-based compensation	173	—	—	—	—	173
Balance as of December 31, 2015 (a)	$581,489	$28,430	$(313,961)	$(5,805)	$103,999	$394,152

(a) Financial information has been retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business from Valero Energy Corporation. See Notes 1 and 3.
See Notes to Consolidated Financial Statements.

VALERO ENERGY PARTNERS LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31, (a)
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$71,312	$(33,361)	$(25,403)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	45,678	37,909	35,037
Deferred income tax expense (benefit)	(228)	43	941
Changes in current assets and current liabilities	(8,973)	(1,318)	(2,947)
Changes in deferred charges and credits and other operating activities, net	587	(34)	(421)
Net cash provided by operating activities	108,376	3,239	7,207
Cash flows from investing activities:
Capital expenditures	(38,109)	(121,880)	(127,401)
Acquisitions from Valero Energy Corporation	(390,144)	(80,116)	—
Proceeds from dispositions of property and equipment	82	54	8
Net cash used in investing activities	(428,171)	(201,942)	(127,393)
Cash flows from financing activities:
Proceeds from debt borrowings	200,000	—	—
Proceeds from notes payable to related party	555,000	—	—
Repayments of debt and capital lease obligations	(26,200)	(1,048)	(1,059)
Repayment of note payable to related party	(185,000)	—	—
Payment of debt issuance costs	(2,322)	(1,071)	(572)
Prefunding of capital projects by Valero Energy Corporation	—	—	3,500
Proceeds from issuance of common units, net of discount	189,683	—	372,449
Proceeds from issuance of general partner units	4,011	—	—
Payment of offering costs	(666)	(3,223)	—
Excess purchase price paid to Valero Energy Corporation over the carrying value of acquired assets	(576,076)	(73,884)	—
Cash distributions to unitholders and distribution equivalent right payments	(71,715)	(41,837)	—
Net transfers from Valero Energy Corporation	77,284	181,227	120,986
Net cash provided by financing activities	163,999	60,164	495,304
Net increase (decrease) in cash and cash equivalents	(155,796)	(138,539)	375,118
Cash and cash equivalents at beginning of year	236,579	375,118	—
Cash and cash equivalents at end of year	$80,783	$236,579	$375,118

(a) Financial information has been retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business from Valero Energy Corporation. See Notes 1 and 3.
See Notes to Consolidated Financial Statements.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND BASIS OF PRESENTATION
Business
Valero Energy Partners LP (the Partnership) is a fee-based, master limited partnership formed by Valero (defined below) in July 2013 to own, operate, develop, and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets.
References in this report to “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole. References in this report to “Valero” refer collectively to Valero Energy Corporation and its subsidiaries, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.
On December 16, 2013, the Partnership completed its initial public offering (the IPO) of 17,250,000 common units representing limited partner interests as further described in Note 11. Immediately following the IPO, the Partnership included the assets, liabilities, and results of operations of certain crude oil and refined petroleum products pipelines, terminals, and other logistics assets previously owned and operated by Valero, which are referred to as the Contributed Assets. We acquired from Valero the Texas Crude Systems Business on July 1, 2014, the Houston and St. Charles Terminal Services Business on March 1, 2015, the Corpus Christi Terminal Services Business on October 1, 2015, the McKee Terminal Services Business on April 1, 2016, and the Meraux and Three Rivers Terminal Services Business on September 1, 2016 (collectively, the Acquisitions). See Note 3 for further discussion of these Acquisitions from Valero. Our assets, including those acquired in connection with the Acquisitions, consist of crude oil and refined petroleum products pipeline and terminal systems in the United States (U.S.) Gulf Coast and U.S. Mid-Continent regions that are integral to the operations of ten of Valero’s refineries.
We generate operating revenues by providing fee-based transportation and terminaling services to Valero.
Basis of Presentation
Our consolidated financial statements include the accounts of the Partnership as well as our Predecessor (defined below). These financial statements have been retrospectively adjusted to include the historical financial position and results of operations of the Meraux and Three Rivers Terminal Services Business for all periods as previously presented in our 2015 Form 10-K filed with the Securities and Exchange Commission (SEC) on February 26, 2016, and as modified by our Current Report on Form 8-K filed with the SEC on August 4, 2016. All intercompany accounts and transactions have been eliminated.
The Contributed Assets and the Acquisitions were accounted for as transfers of businesses between entities under the common control of Valero. As entities under the common control of Valero, we recorded the Contributed Assets and the Acquisitions on our balance sheet at Valero’s carrying value rather than fair value. Transfers between entities under common control are accounted for as though the transfer occurred as of the beginning of the period of transfer, and prior period financial statements and financial information are retrospectively adjusted to furnish comparative information. Accordingly, the Partnership’s consolidated financial statements and related notes have been retrospectively adjusted to include the historical results of the Acquisitions for all periods presented prior to the effective dates of each acquisition. We refer to the historical results of the Contributed Assets prior to the IPO and the Acquisitions prior to their respective acquisition dates as those of our “Predecessor.”

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The combined financial statements of our Predecessor were derived from the consolidated financial statements and accounting records of Valero and reflect the combined historical financial position, results of operations, and cash flows of our Predecessor as if the Contributed Assets and the Acquisitions had been combined for periods prior to the IPO and the effective dates of each acquisition.
There were no transactions between the operations of our Predecessor; therefore, there were no intercompany transactions or accounts to be eliminated in connection with the combination of those operations. In addition, our Predecessor’s statements of income include direct charges for the management and operation of our assets and certain expenses allocated by Valero for general corporate services, such as treasury, accounting, and legal services. These expenses were charged, or allocated, to our Predecessor based on the nature of the expenses. Prior to the IPO and the Acquisitions, our Predecessor transferred cash to Valero daily and Valero funded our Predecessor’s operating and investing activities as needed. Therefore, transfers of cash to and from Valero’s cash management system are reflected as a component of net investment and are reflected as a financing activity in our statements of cash flows. In addition, interest expense was not included on the net cash transfers from Valero.
The financial information presented for the periods after the IPO for the Contributed Assets and after the effective dates of the Acquisitions represents the consolidated financial position, results of operations, and cash flows of the Partnership.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
Our consolidated financial statements include the accounts of the Partnership as well as our Predecessor. These financial statements have been retrospectively adjusted to include the historical financial position and results of operations of the Meraux and Three Rivers Terminal Services Business for all periods presented. All intercompany accounts and transactions have been eliminated.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. On an ongoing basis, we review our estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.
Cash and Cash Equivalents
Our cash equivalents are highly liquid investments that have a maturity of three months or less when acquired.
Receivables from Related Party
All of our receivables from related party are due from Valero and include trade receivables and nontrade receivables, net of payables to Valero for services under various agreements as more fully described in Note 4. Under these various agreements with Valero, we have the right to offset payables due to Valero against receivables from Valero.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Property and Equipment
The cost of property and equipment purchased or constructed, including betterments of property assets, is capitalized. However, the cost of repairs and normal maintenance of property and equipment is expensed when incurred. Betterments of property and equipment are those that extend the useful lives of the property and equipment or improve the safety of our operations. The cost of property and equipment constructed includes interest and certain overhead costs allocable to the construction activities. Property and equipment also includes our 33⅓ percent undivided interest in certain assets.
When property and equipment are retired or replaced, the cost and related accumulated depreciation are eliminated, with any gain or loss reflected in depreciation expense, unless such amounts are reported separately due to materiality.
Depreciation of property and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the related asset. Assets acquired under capital lease agreements are amortized on a straight-line basis over (i) the lease term if transfer of ownership does not occur at the end of the lease term or (ii) the estimated useful life of the asset if transfer of ownership occurs at the end of the lease term.
Impairment of Assets
Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. A long-lived asset is not recoverable if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If a long-lived asset is not recoverable, an impairment loss is recognized for the amount by which the carrying amount of the long-lived asset exceeds its fair value, with fair value determined based on discounted estimated net cash flows or other appropriate methods.
Asset Retirement Obligations
We record a liability, which is referred to as an asset retirement obligation, at fair value for the estimated cost to retire a tangible long-lived asset at the time we incur that liability, which is generally when the asset is purchased, constructed, or leased. We record the liability when we have a legal obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the liability can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we record the liability when sufficient information is available to estimate the liability’s fair value.
Environmental Matters
Liabilities for future remediation costs are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Amounts recorded for environmental liabilities have not been reduced by possible recoveries from third parties and have not been measured on a discounted basis.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net Investment
Net investment represents Valero’s historical investment in our Predecessor, its accumulated net earnings after taxes, and the net effect of transactions and allocations between our Predecessor and Valero. There were no terms of settlement or interest charges associated with the net investment balance.
Revenue Recognition
Revenues are recognized for the transportation of crude oil and refined petroleum products upon delivery of actual volumes transported at contractual tariff rates. Revenues are recognized for terminaling crude oil and refined petroleum products as terminaling services are performed based on contractual rates.
As further described in Note 4, our commercial agreements (defined in Note 4) with Valero contain minimum volume commitment requirements. Under these agreements, if Valero fails to transport its minimum throughput volumes during any quarter, then Valero will pay us a deficiency payment equal to the volume of the deficiency multiplied by the tariff rate then in effect. Valero may apply the amount of any such deficiency payments as a credit for volumes transported on the applicable pipeline and terminal systems in excess of its minimum volume commitment during the following four quarters under the terms of the applicable commercial agreement. The deficiency payments are initially recorded as deferred revenue from related party. We recognize revenues for the deficiency payments at the earlier of when credits are used for volumes transported in excess of minimum volume commitments or upon the expiration of the applicable four-quarter period. The use or expiration of the credits is a reduction to deferred revenue from related party.
Certain of our commercial agreements with Valero are considered operating leases under U.S. GAAP. Lease revenue is recognized over the lease term and contingent lease revenue is recognized after minimum monthly volume commitment requirements on these leases have been met.
Prior to the IPO, our Predecessor recognized revenues under various operating leases with Valero for crude oil and refined petroleum products storage capacity.
Income Taxes
Our operations are treated as a partnership for federal and state income tax purposes, with each partner being separately taxed on its share of taxable income. Therefore, we have excluded income taxes from these consolidated financial statements, except for state taxes that apply to partnerships, specifically the margin tax in Texas. Our Predecessor’s taxable income was included in the consolidated U.S. federal income tax returns of Valero and in certain consolidated state income tax returns.
Income taxes are accounted for under the asset and liability method, as if we were a separate taxpayer rather than a member of Valero’s consolidated tax return. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.
We classify any interest expense and penalties related to the underpayment of income taxes in income tax expense.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net Income per Limited Partner Unit
Basic and diluted net income per limited partner unit is determined pursuant to the two-class method for master limited partnerships as further described in Note 10.
Comprehensive Income
We have not reported comprehensive income due to the absence of items of other comprehensive income in the years presented.
Segment Reporting
Our operations consist of one reportable segment and all of our operations are conducted, and all of our assets are located, in the U.S.
New Accounting Pronouncements
In May 2014, the Accounting Standards Codification (ASC) was amended and a new accounting standard, ASC Topic 606, “Revenue from Contracts with Customers,” was issued to clarify the principles for recognizing revenue. The core principle of the new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The standard also requires improved interim and annual disclosures that enable the users of financial statements to better understand the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. In July 2015, the effective date of the new standard was deferred by one year. As a result, the standard is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those reporting periods, and can be adopted either retrospectively to each prior reporting period presented using a practical expedient, as allowed by the new standard, or retrospectively with a cumulative-effect adjustment to partners’ capital as of the date of initial application. Early adoption is permitted, but not before the original effective date, which was for annual reporting periods beginning after December 15, 2016, including interim reporting periods within those reporting periods. We are currently evaluating the effect that adopting this new standard will have on our financial statements and related disclosures.
In February 2015, the provisions of ASC Topic 810, “Consolidation,” were amended to improve consolidation guidance for certain types of legal entities. The guidance modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership, affects the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships, and provides a scope exception from consolidation guidance for certain money market funds. These provisions are effective for annual reporting periods beginning after December 15, 2015, and interim periods within those annual periods, with early adoption permitted. These provisions may also be adopted retrospectively in previously issued financial statements for one or more years with a cumulative-effect adjustment to partners’ capital as of the beginning of the first year restated. The adoption of this guidance effective January 1, 2016 will not affect our financial position or results of operations.
In April 2015, the provisions of ASC Subtopic 835-30, “Interest–Imputation of Interest,” were amended to simplify the presentation of debt issuance costs. The guidance requires that debt issuance costs related to a

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

note be reported in the balance sheet as a direct deduction from the face amount of that note, consistent with debt discounts, and that amortization of debt issuance costs be reported as interest expense. In August 2015, these provisions were further amended with guidance from the Securities and Exchange Commission staff that they would not object to an entity deferring and presenting debt issuance costs related to line-of-credit arrangements as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. These provisions are to be applied retrospectively and are effective for annual reporting periods beginning after December 15, 2015, and interim periods within those annual periods, with early adoption permitted. The adoption of this guidance effective January 1, 2016 will not affect our financial position or results of operations as our debt issuance costs are associated with our revolving credit facility as further discussed in Note 7.
Also in April 2015, the provisions of ASC Topic 260, “Earnings Per Share,” were amended to provide guidance on how master limited partnerships apply the two-class method of calculating earnings per unit for historical periods when they receive net assets in a dropdown transaction that is accounted for as a transaction between entities under common control as required under Subtopic 805-50, “Business Combinations–Related Issues.” The amendments specify that for purposes of calculating earnings per unit under the two-class method for periods before the date of a dropdown transaction, earnings or losses of a transferred business should be allocated entirely to the general partner. Qualitative disclosures are also required to describe how the rights to earnings or losses differ before and after the dropdown transaction for purposes of computing earnings per unit under the two-class method. These provisions are effective for annual reporting periods beginning after December 15, 2015, and interim periods within those annual periods, with early adoption permitted, and should be applied retrospectively for all financial statements presented. We have historically calculated our net income per unit after a dropdown transaction as prescribed by these provisions; therefore, the adoption of this guidance effective January 1, 2016 will not affect our net income per unit for periods prior to January 1, 2016, but will result in additional disclosures.
In September 2015, the provisions of ASC Topic 805, “Business Combinations,” were amended to simplify the accounting and reporting of adjustments made to provisional amounts recognized in a business combination. The amendment requires that an acquirer (i) record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date and (ii) present separately on the statement of income or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. These provisions are effective for annual reporting periods beginning after December 15, 2015, and interim periods within those annual periods, and should be applied prospectively to adjustments made to provisional amounts that occur after the effective date. Earlier application is permitted for financial statements that have not yet been issued. The adoption of this guidance effective January 1, 2016 will not affect our financial position or results of operations; however, it may result in changes to the manner in which adjustments to provisional amounts recognized in a future business combination, if any, are presented in our financial statements.
In November 2015, the provisions of ASC Topic 740, “Income Taxes,” were amended to simplify the presentation of deferred income taxes. The amendments require that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet. The amendments are effective for financial statements for annual periods beginning after December 15, 2016, and interim periods within those annual periods, with

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

early adoption permitted as of the beginning of any interim or annual period. The amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Entities applying the guidance retrospectively shall disclose in the first interim and first annual period of adoption the nature of and reason for the change in accounting principle and quantitative information about the effects of the accounting change on prior periods. We have elected to adopt this guidance effective January 1, 2016 on a retrospective basis, and such adoption will not affect our financial position as our deferred income tax assets and liabilities are already classified as noncurrent in our balance sheets.
In January 2016, the provisions of ASC Subtopic 825-10, “Financial Instruments–Overall,” were amended to enhance the reporting model for financial instruments regarding certain aspects of recognition, measurement, presentation, and disclosure. The amendment (i) requires equity investments (except those accounted for under the equity method or that are consolidated) to be measured at fair value with changes in fair value recognized in net income; (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (iii) eliminates the requirement for an entity to disclose the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost; (iv) requires an entity to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; and (v) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or in the accompanying notes to the financial statements. These provisions are effective for annual reporting periods beginning after December 15, 2017, and interim periods within those annual periods. The standard is to be applied using a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. We are currently evaluating the effect that adopting this standard will have on our financial statements and related disclosures.
In February 2016, the ASC was amended and a new accounting standard, ASC Topic 842, “Leases,” was issued to increase the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In order to meet that objective, the new standard requires recognition of the assets and liabilities that arise from leases. Accordingly, a lessee will recognize a right-of-use (ROU) asset for its right to use the underlying asset and a lease liability for the corresponding lease obligation. Both the ROU asset and lease liability will initially be measured at the present value of the future minimum lease payments over the lease term. Subsequent measurement, including the presentation of expenses and cash flows, will depend on the classification of the lease as either a finance or an operating lease. Initial costs directly attributable to negotiating and arranging the lease will be included in the ROU asset. Lessees can make an accounting policy election by class of underlying asset not to recognize a ROU asset and corresponding lease liability for leases with a term of 12 months or less. Accounting by lessors will remain largely unchanged from current U.S. GAAP. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that companies may elect to apply. These practical expedients relate to the identification and classification of leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. The transition guidance also provides specific guidance for sale and leaseback transactions, build-to-suit leases, leveraged leases, and amounts previously recognized in accordance with the business combinations guidance for leases. The new standard is effective for public companies for fiscal years beginning after December 15, 2018, and interim

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

periods within those years, with early adoption permitted. We are currently evaluating the effect that adopting this standard will have on our financial statements and related disclosures.

3.	ACQUISITIONS
In connection with the Acquisitions, we entered into various agreements with Valero related to the acquisition agreements, including an amended and restated omnibus agreement, an amended and restated services and secondment agreement, lease agreements, and additional schedules to our commercial agreements. See Note 4 for a summary of the terms of these agreements.
Texas Crude Systems Business
On July 1, 2014, we acquired the Texas Crude Systems Business from Valero for total cash consideration of $154.0 million. The Texas Crude Systems Business is engaged in the business of transporting, terminaling, and storing crude oil and refined petroleum products through various pipeline and terminal systems that compose the McKee Crude System (supporting Valero’s McKee Refinery), the Three Rivers Crude System (supporting Valero’s Three Rivers Refinery), and the Wynnewood Products System (supporting Valero’s Ardmore Refinery).
Houston and St. Charles Terminals Services Business
Effective March 1, 2015, we acquired two subsidiaries from Valero that own and operate crude oil, intermediates, and refined petroleum products terminals supporting Valero’s Houston Refinery (in Houston, Texas) and St. Charles Refinery (in Norco, Louisiana) for total consideration of $671.2 million, which consisted of (i) a cash distribution of $571.2 million and (ii) the issuance of 1,908,100 common units and 38,941 general partner units having an aggregate value of $100.0 million. We funded the cash distribution to Valero with $211.2 million of our cash on hand, $200.0 million of borrowings under our revolving credit facility, and $160.0 million of proceeds from a subordinated credit agreement with Valero. See Note 7 for further discussion of the borrowings under our revolving credit facility and subordinated credit agreement.
Corpus Christi Terminal Services Business
Effective October 1, 2015, we acquired Valero’s Corpus Christi East Terminal and Corpus Christi West Terminal (collectively, the Corpus Christi Terminal Services Business) for total consideration of $465.0 million, which consisted of (i) a cash distribution of $395.0 million and (ii) the issuance of 1,570,513 common units and 32,051 general partner units having an aggregate value of $70.0 million. We funded the cash distribution to Valero with $395.0 million of proceeds from a subordinated credit agreement with Valero. The Corpus Christi Terminal Services Business is engaged in the business of terminaling crude oil, intermediates, and refined petroleum products at terminals in Corpus Christi, Texas and supports Valero’s Corpus Christi East and West Refineries. See Note 7 for further discussion of the borrowings under our subordinated credit agreement.
McKee Terminal Services Business
Effective April 1, 2016, we acquired a subsidiary from Valero that owns and operates a crude oil, intermediates, and refined petroleum products terminal (the McKee Terminal) that supports Valero’s McKee Refinery (in Sunray, Texas) for total consideration of $240.0 million, which consisted of (i) a cash distribution of $204.0 million and (ii) the issuance of 728,775 common units and 14,873 general partner units having an

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

aggregate value of $36.0 million. We funded the cash distribution to Valero with $65.0 million of our cash on hand and $139.0 million of borrowings under our revolving credit facility. See Note 7 for further discussion of the borrowings under our revolving credit facility.
Meraux and Three Rivers Terminal Services Business
Effective September 1, 2016, we acquired Valero’s Meraux Terminal and Three Rivers Terminal (collectively, the Meraux and Three Rivers Terminal Services Business) for total consideration of $325.0 million which consisted of (i) a cash distribution of $276.0 million and (ii) the issuance of 1,149,905 common units and 23,467 general partner units having an aggregate value of $49.0 million. We funded the cash distribution to Valero with $66.0 million of our cash on hand and $210.0 million of borrowings under our revolving credit facility. See Note 7 for further discussion of the borrowings under our revolving credit facility.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reconciliation of Previously Reported to Currently Reported Financial Information
The following tables present our previously reported balance sheets as of December 31, 2015 and 2014 (as presented in Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on August 4, 2016) retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business (in thousands).

	December 31, 2015
	Valero Energy Partners LP (Previously Reported)	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
ASSETS
Current assets:
Cash and cash equivalents	$80,783	$—	$80,783
Receivables from related party	18,088	—	18,088
Prepaid expenses and other	632	—	632
Total current assets	99,503	—	99,503
Property and equipment, at cost	1,110,399	66,444	1,176,843
Accumulated depreciation	(310,558)	(15,004)	(325,562)
Property and equipment, net	799,841	51,440	851,281
Deferred charges and other assets, net	3,322	—	3,322
Total assets	$902,666	$51,440	$954,106
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Current portion of debt and capital lease obligations	$913	$—	$913
Accounts payable	9,264	—	9,264
Accrued liabilities	1,690	—	1,690
Taxes other than income taxes	1,276	—	1,276
Deferred revenue from related party	129	—	129
Total current liabilities	13,272	—	13,272
Debt and capital lease obligations, net of current portion	175,246	—	175,246
Notes payable to related party	370,000	—	370,000
Deferred income taxes	320	—	320
Other long-term liabilities	1,116	—	1,116
Partners’ capital:
Common unitholders – public	581,489	—	581,489
Common unitholder – Valero	28,430	—	28,430
Subordinated unitholder – Valero	(313,961)	—	(313,961)
General partner – Valero	(5,805)	—	(5,805)
Net investment	52,559	51,440	103,999
Total partners’ capital	342,712	51,440	394,152
Total liabilities and partners’ capital	$902,666	$51,440	$954,106

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2014
	Valero Energy Partners LP (Previously Reported)	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
ASSETS
Current assets:
Cash and cash equivalents	$236,579	$—	$236,579
Receivables from related party	8,499	—	8,499
Prepaid expenses and other	727	—	727
Total current assets	245,805	—	245,805
Property and equipment, at cost	1,059,032	60,275	1,119,307
Accumulated depreciation	(273,398)	(12,651)	(286,049)
Property and equipment, net	785,634	47,624	833,258
Deferred charges and other assets, net	1,385	—	1,385
Total assets	$1,032,824	$47,624	$1,080,448
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Current portion of debt and capital lease obligations	$1,200	$—	$1,200
Accounts payable	4,297	—	4,297
Accrued liabilities	1,054	—	1,054
Taxes other than income taxes	765	—	765
Deferred revenue from related party	124	—	124
Total current liabilities	7,440	—	7,440
Debt and capital lease obligations, net of current portion	1,519	—	1,519
Deferred income taxes	830	—	830
Other long-term liabilities	1,065	—	1,065
Partners’ capital:
Common unitholders – public	374,954	—	374,954
Common unitholder – Valero	58,844	—	58,844
Subordinated unitholder – Valero	146,804	—	146,804
General partner – Valero	4,617	—	4,617
Net investment	436,751	47,624	484,375
Total partners’ capital	1,021,970	47,624	1,069,594
Total liabilities and partners’ capital	$1,032,824	$47,624	$1,080,448

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables present our previously reported statements of income for the years ended December 31, 2015, 2014, and 2013 (as presented in Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on August 4, 2016) retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business (in thousands).

	Year Ended December 31, 2015
	Valero Energy Partners LP (Previously Reported)	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party	$243,624	$—	$243,624
Costs and expenses:
Operating expenses	92,025	13,948	105,973
General and administrative expenses	14,013	507	14,520
Depreciation expense	42,724	2,954	45,678
Total costs and expenses	148,762	17,409	166,171
Operating income (loss)	94,862	(17,409)	77,453
Other income, net	223	—	223
Interest and debt expense, net of capitalized interest	(6,113)	—	(6,113)
Income (loss) before income taxes	88,972	(17,409)	71,563
Income tax expense	251	—	251
Net income (loss)	88,721	(17,409)	71,312
Less: Net loss attributable to Predecessor	(43,157)	(17,409)	(60,566)
Net income attributable to partners	$131,878	$—	$131,878

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2014
	Valero Energy Partners LP (Previously Reported)	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party	$129,180	$—	$129,180
Costs and expenses:
Operating expenses	98,061	13,053	111,114
General and administrative expenses	13,149	453	13,602
Depreciation expense	35,302	2,607	37,909
Total costs and expenses	146,512	16,113	162,625
Operating loss	(17,332)	(16,113)	(33,445)
Other income, net	1,504	—	1,504
Interest and debt expense, net of capitalized interest	(872)	—	(872)
Loss before income taxes	(16,700)	(16,113)	(32,813)
Income tax expense	548	—	548
Net loss	(17,248)	(16,113)	(33,361)
Less: Net loss attributable to Predecessor	(76,529)	(16,113)	(92,642)
Net income attributable to partners	$59,281	$—	$59,281

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2013
	Valero Energy Partners LP (Previously Reported)	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party	$124,985	$—	$124,985
Costs and expenses:
Operating expenses	93,025	12,551	105,576
General and administrative expenses	8,004	448	8,452
Depreciation expense	32,493	2,544	35,037
Total costs and expenses	133,522	15,543	149,065
Operating loss	(8,537)	(15,543)	(24,080)
Other income, net	309	—	309
Interest and debt expense, net of capitalized interest	(198)	—	(198)
Loss before income taxes	(8,426)	(15,543)	(23,969)
Income tax expense	1,434	—	1,434
Net loss	(9,860)	(15,543)	(25,403)
Less: Net loss attributable to Predecessor	(11,901)	(15,543)	(27,444)
Net income attributable to partners	$2,041	$—	$2,041

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables present our previously reported statements of cash flows for the years ended December 31, 2015, 2014, and 2013 (as presented in Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on August 4, 2016) retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business (in thousands).

	Year Ended December 31, 2015
	Valero Energy Partners LP (Previously Reported)	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Cash flows from operating activities:
Net income (loss)	$88,721	$(17,409)	$71,312
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	42,724	2,954	45,678
Deferred income tax benefit	(228)	—	(228)
Changes in current assets and current liabilities	(8,973)	—	(8,973)
Changes in deferred charges and credits and other operating activities, net	587	—	587
Net cash provided by (used in) operating activities	122,831	(14,455)	108,376
Cash flows from investing activities:
Capital expenditures	(31,195)	(6,914)	(38,109)
Acquisitions from Valero Energy Corporation	(390,144)	—	(390,144)
Proceeds from dispositions of property and equipment	82	—	82
Net cash used in investing activities	(421,257)	(6,914)	(428,171)
Cash flows from financing activities:
Proceeds from debt borrowings	200,000	—	200,000
Proceeds from notes payable to related party	555,000	—	555,000
Repayments of debt and capital lease obligations	(26,200)	—	(26,200)
Repayment of note payable to related party	(185,000)	—	(185,000)
Payment of debt issuance costs	(2,322)	—	(2,322)
Proceeds from issuance of common units, net of discount	189,683	—	189,683
Proceeds from issuance of general partner units	4,011	—	4,011
Payment of offering costs	(666)	—	(666)
Excess purchase price paid to Valero Energy Corporation over the carrying value of acquired assets	(576,076)	—	(576,076)
Cash distributions to unitholders and distribution equivalent right payments	(71,715)	—	(71,715)
Net transfers from Valero Energy Corporation	55,915	21,369	77,284
Net cash provided by financing activities	142,630	21,369	163,999
Net decrease in cash and cash equivalents	(155,796)	—	(155,796)
Cash and cash equivalents at beginning of year	236,579	—	236,579
Cash and cash equivalents at end of year	$80,783	$—	$80,783

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2014
	Valero Energy Partners LP (Previously Reported)	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Cash flows from operating activities:
Net loss	$(17,248)	$(16,113)	$(33,361)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	35,302	2,607	37,909
Deferred income tax expense	43	—	43
Changes in current assets and current liabilities	(1,318)	—	(1,318)
Changes in deferred charges and credits and other operating activities, net	(34)	—	(34)
Net cash provided by (used in) operating activities	16,745	(13,506)	3,239
Cash flows from investing activities:
Capital expenditures	(108,331)	(13,549)	(121,880)
Acquisition of the Texas Crude Systems Business from Valero Energy Corporation	(80,116)	—	(80,116)
Proceeds from dispositions of property and equipment	54	—	54
Net cash used in investing activities	(188,393)	(13,549)	(201,942)
Cash flows from financing activities:
Repayments of debt and capital lease obligations	(1,048)	—	(1,048)
Payment of debt issuance costs	(1,071)	—	(1,071)
Payment of offering costs	(3,223)	—	(3,223)
Excess purchase price paid to Valero Energy Corporation over the carrying value of the Texas Crude Systems Business	(73,884)	—	(73,884)
Cash distributions to unitholders and distribution equivalent right payments	(41,837)	—	(41,837)
Net transfers from Valero Energy Corporation	154,172	27,055	181,227
Net cash provided by financing activities	33,109	27,055	60,164
Net decrease in cash and cash equivalents	(138,539)	—	(138,539)
Cash and cash equivalents at beginning of year	375,118	—	375,118
Cash and cash equivalents at end of year	$236,579	$—	$236,579

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2013
	Valero Energy Partners LP (Previously Reported)	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Cash flows from operating activities:
Net loss	$(9,860)	$(15,543)	$(25,403)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	32,493	2,544	35,037
Deferred income tax expense	941	—	941
Changes in current assets and current liabilities	(2,947)	—	(2,947)
Changes in deferred charges and credits and other operating activities, net	(421)	—	(421)
Net cash provided by (used in) operating activities	20,206	(12,999)	7,207
Cash flows from investing activities:
Capital expenditures	(124,379)	(3,022)	(127,401)
Proceeds from dispositions of property and equipment	8	—	8
Net cash used in investing activities	(124,371)	(3,022)	(127,393)
Cash flows from financing activities:
Repayments of debt and capital lease obligations	(1,059)	—	(1,059)
Payment of debt issuance costs	(572)	—	(572)
Prefunding of capital projects by Valero	3,500	—	3,500
Proceeds from issuance of common units, net of discount	372,449	—	372,449
Net transfers from Valero Energy Corporation	104,965	16,021	120,986
Net cash provided by financing activities	479,283	16,021	495,304
Net increase in cash and cash equivalents	375,118	—	375,118
Cash and cash equivalents at beginning of year	—	—	—
Cash and cash equivalents at end of year	$375,118	$—	$375,118

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	RELATED-PARTY AGREEMENTS AND TRANSACTIONS
Predecessor Transactions
Our Predecessor was part of the consolidated operations of Valero and all of our revenues were derived from transactions with Valero. The crude oil and refined petroleum products pipeline transportation and terminaling services we provided to Valero were settled through net parent investment, and payables and receivables related to these transactions were included as a component of net investment.
Prior to the IPO and the Acquisitions, our operating and general and administrative expenses included charges to our Predecessor for the management of our operations and the allocation of certain overhead and shared services expenses by Valero. These charges and allocations included such items as management oversight, information technology, legal, human resources, and other financial and administrative services. These allocations do not fully reflect the expenses that would have been incurred had we been a stand-alone limited partnership. Our management believes the charges allocated to our Predecessor were a reasonable reflection of the utilization of services provided, but they cannot be presumed to be carried out on an arm’s-length basis as the requisite conditions of competitive, free-market dealings may not have existed.
Agreements with Valero
The following agreements became effective with the IPO on December 16, 2013, and with the Acquisitions, coinciding with the effective dates of each acquisition.
Commercial Agreements
In connection with the IPO, we entered into a master transportation services agreement and a master terminal services agreement (collectively, the commercial agreements) with Valero. Under these commercial agreements, we provide transportation and terminaling services to Valero and Valero pays us for minimum quarterly throughput volumes of crude oil and refined petroleum products, regardless of whether such volumes are physically delivered by Valero in any given quarter. We entered into schedules under these commercial agreements in connection with the IPO. Each schedule has an initial term through December 16, 2023 and, with the exception of our El Paso truck rack and Memphis truck rack, Valero has the option to renew the agreements with respect to each asset for one additional five-year term.
In connection with the acquisition of the Texas Crude Systems Business, we entered into additional schedules under these commercial agreements with respect to each system acquired. Each schedule has an initial term through July 1, 2024 with one five-year renewal at Valero’s option and contains minimum throughput requirements and inflation escalators.
In connection with the acquisition of the Houston and St. Charles Terminal Services Business, we entered into additional schedules under our master terminal services agreement with respect to each terminal acquired. Each schedule contains minimum throughput requirements and inflation escalators, has an initial term through March 1, 2025 and, in the case of the Houston Terminal, provides Valero an option to renew for one additional five-year term, and, in the case of the St. Charles Terminal, provides Valero an option to renew through January 31, 2030.
In connection with the acquisition of the Corpus Christi Terminal Services Business, we entered into an additional schedule under our master terminal services agreement. This schedule has an initial term through

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

October 1, 2025, provides Valero an option to renew for one additional five-year term, and contains minimum throughput requirements and inflation escalators.
In connection with the acquisition of the McKee Terminal Services Business, we entered into an additional schedule under our master terminal services agreement. This schedule has an initial term through April 1, 2026, provides Valero an option to renew for one additional five-year term, and contains minimum throughput requirements and inflation escalators.
In connection with the acquisition of the Meraux and Three Rivers Terminal Services Business, we entered into additional schedules under our master terminal services agreement with respect to each terminal acquired. Each schedule contains minimum throughput requirements and inflation escalators, has an initial term through September 1, 2026, and provides Valero an option to renew for one additional five-year term.
Amended and Restated Omnibus Agreement
In connection with the IPO, we entered into an omnibus agreement with Valero, certain of its subsidiaries, and our general partner. In connection with the Acquisitions, we entered into an amended and restated omnibus agreement with Valero, including its amended and restated schedules. The amended and restated agreement addresses the following matters:

•
our payment of an annual administrative fee (payable in equal monthly installments) for the management of our operations and general corporate services by Valero. The fee was increased from $9.2 million in 2014 to $10.4 million in connection with the acquisition of the Houston and St. Charles Terminal Services Business in March 2015. The fee was increased again in October 2015 to $11.2 million per year in connection with the acquisition of the Corpus Christi Terminal Services Business. Each increase in 2015 was prorated based on the number of days from the effective dates of each acquisition to December 31, 2015. The fee was increased again on April 1, 2016 to $11.7 million per year in connection with the acquisition of the McKee Terminal Services Business and on September 1, 2016 to $12.5 million in connection with the acquisition of the Meraux and Three Rivers Terminal Services Business. Each increase in 2016 will be prorated based on the number of days from the effective dates of each acquisition to December 31, 2016;

•	our obligation to reimburse Valero for certain direct or allocated costs and expenses incurred by Valero on our behalf;

•	our right of first offer to acquire certain of Valero’s transportation and logistics assets through December 2018;

•
Valero’s obligation to indemnify us for certain environmental and other liabilities and our obligation to indemnify Valero for certain environmental and other liabilities related to our assets to the extent Valero is not required to indemnify us;

•	Valero’s right of first refusal to acquire certain of our assets;

•	the granting of a license from Valero to us with respect to use of certain Valero trademarks and tradenames; and

•	the prefunding of $3.5 million in 2013 by Valero for certain capital projects.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

So long as Valero controls our general partner, the amended and restated omnibus agreement will remain in full force and effect. If Valero ceases to control our general partner, either party may terminate the amended and restated omnibus agreement, provided that the indemnification obligations will remain in full force and effect in accordance with their terms.
Amended and Restated Services and Secondment Agreement
In connection with the IPO, our general partner entered into a services and secondment agreement with Valero under which employees of Valero are seconded to our general partner to provide operational and maintenance services for certain of our pipelines and terminals, and we reimburse our general partner for these costs. During their period of secondment, the seconded employees are under the management and supervision of our general partner.
In connection with the Acquisitions, our general partner entered into an amended and restated services and secondment agreement with Valero, including its amended and restated exhibits, to provide for the secondment of employees to our general partner for the provision of services with respect to the assets acquired in the Acquisitions.
This agreement will continue for an initial term of ten years from the Service Date (as described in the agreement) with respect to each asset and will automatically extend for successive renewal terms of one year each, unless terminated by either party upon at least 30 days’ prior written notice before the end of the initial term or any renewal term. In addition, our general partner may terminate the agreement or reduce the level of services under the agreement at any time upon 30 days’ prior written notice.
Tax Sharing Agreement
Under our tax sharing agreement with Valero, we are required to reimburse Valero for our share of state and local income and other taxes incurred by Valero as a result of our tax items and attributes being included in a combined or consolidated state tax return filed by Valero with respect to taxable periods including or beginning on the closing date of the IPO. The amount of any such reimbursement will be limited to any entity-level tax that we would have paid directly had we not been included in a combined group with Valero. While Valero may use its tax attributes to cause its combined or consolidated group, of which we may be a member for this purpose, to owe no tax, we are nevertheless required to reimburse Valero for the tax we would have owed had the attributes not been available or used for our benefit, even though Valero had no cash expense for that period.
Ground Lease Agreement
We entered into a ground lease agreement with Valero with respect to the land on which our Memphis truck rack is located. The ground lease agreement terminates on November 30, 2033, with no renewal periods. Initially, our base rent under the lease is $35,000 per year. Commencing on January 1, 2016 and annually thereafter, base rent will increase by a factor of 1.015 times. We are also required to pay Valero a customary expense reimbursement for taxes, utilities, and similar costs incurred by Valero related to the leased premises.
Lease and Access Agreements
We entered into two lease and access agreements with Valero with respect to the land on which the Houston and St. Charles terminals are located. Each agreement has an initial term through March 1, 2025 with four

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

automatic successive renewal periods of five years each, provided that the final renewal period for the St. Charles terminal agreement will end on December 31, 2044. Either party may terminate the lease after the initial term by providing written notice. Initially, our base rent under the Houston and St. Charles terminal agreements totals $6.4 million per year and each agreement is subject to annual inflation escalators. We are also required to pay Valero a customary expense reimbursement for taxes, utilities, and similar costs incurred by Valero related to the leased premises.
We entered into two lease and access agreements with Valero with respect to the land on which the Corpus Christi East and West terminals are located. Each agreement has an initial term through October 1, 2025 with four automatic successive renewal periods of five years each. Either party may terminate the lease after the initial term by providing written notice. Initially, our base rent under the Corpus Christi East and West terminal agreements totals $1.7 million per year and each agreement is subject to annual inflation escalators. We are also required to pay Valero a customary expense reimbursement for taxes, utilities, and similar costs incurred by Valero related to the leased premises.
We entered into a lease and access agreement with Valero with respect to the land on which the McKee Terminal is located. This agreement has an initial term through April 1, 2026 with four automatic successive renewal periods of five years each. Either party may terminate the lease after the initial term by providing written notice. Initially, our base rent is $594,000 per year and is subject to an annual inflation escalator. We are also required to pay Valero a customary expense reimbursement for taxes, utilities, and similar costs incurred by Valero related to the leased premises.
We entered into two lease and access agreements with Valero with respect to the land on which the Meraux and Three Rivers terminals are located. Each agreement has an initial term through September 1, 2026 with four automatic successive renewal periods of five years each. Either party may terminate the lease after the initial term by providing written notice. Initially, our base rent under the Meraux and Three Rivers terminal agreements totals $971,000 per year and each agreement is subject to annual inflation escalators. We are also required to pay Valero a customary expense reimbursement for taxes, utilities, and similar costs incurred by Valero related to the leased premises.
Subordinated Credit Agreements
We have subordinated credit agreements with Valero as further described in Note 7.
Summary of Transactions
Receivables from related party consist of the following (in thousands):

	December 31,
	2015	2014
Trade receivables – related party	$26,103	$10,515
Due to related party	(8,015)	(2,016)
Receivables from related party	$18,088	$8,499
The amounts shown in our balance sheets as “deferred revenue from related party” represent the unearned revenues from Valero associated with Valero’s quarterly deficiency payment, which is the result of Valero

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

not meeting its minimum quarterly throughput commitments under our commercial agreements described above.
All of our operating revenues are generated by providing services to Valero under our commercial agreements with Valero. The cost of services provided to us by Valero, including the cost of financing provided to us by Valero in connection with certain of the Acquisitions as more fully described in Notes 3 and 7, are reflected in the supplemental information disclosure on our statements of income.
Net Investment
The following is a reconciliation of the amounts presented as net transfers from Valero on our statements of partners’ capital and statements of cash flows (in thousands):

	Year Ended December 31, (a)
	2015	2014	2013
Net transfers from Valero per statements of partners’ capital	$70,334	$187,026	$120,226
Less: Noncash transfers from (to) Valero	(6,950)	5,799	(760)
Net transfers from Valero per statements of cash flows	$77,284	$181,227	$120,986

(a) Financial information has been retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business.
See Note 15 for additional information related to our noncash transfers from (to) Valero.
Concentration Risk
All of our operating revenues were derived from transactions with Valero and all of our receivables were due from Valero. Therefore, we are subject to the business risks associated with Valero’s business.
Leases
Prior to the IPO, our Predecessor leased some of our crude oil and refined petroleum products storage capacity to Valero. There were no minimum lease requirements under these Predecessor agreements. After the IPO and the Acquisitions, certain of our system’s schedules under our commercial agreements with Valero are considered operating leases under U.S. GAAP. These agreements contain minimum throughput requirements and escalation clauses to adjust transportation tariffs and terminaling and storage fees to reflect changes in price indices. Revenues from all lease agreements are recorded within “operating revenues – related party” in our statements of income.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The amounts shown in our statements of income as “operating revenues – related party” included revenues from our current lease arrangements as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Minimum rental revenues	$128,468	$16,806	$206
Contingent rental revenues	22,949	5,520	18,318
Total lease revenues	$151,417	$22,326	$18,524
As of December 31, 2015, future minimum rentals to be received related to these noncancelable lease agreements were as follows (in thousands):

2016	$194,078
2017	193,550
2018	193,550
2019	193,550
2020	194,078
Thereafter	821,539
Total minimum rental payments	$1,790,345

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	PROPERTY AND EQUIPMENT
Major classes of property and equipment consisted of the following (in thousands):

	December 31, 2015 (a)
	Non-Leased Assets	Assets Under Operating Leases (b)	Total
Pipelines and related assets	$228,586	$46,739	$275,325
Terminals and related assets	276,263	580,194	856,457
Other	9,352	—	9,352
Land	4,672	—	4,672
Construction-in-progress	31,037	—	31,037
Property and equipment, at cost	549,910	626,933	1,176,843
Accumulated depreciation	(180,543)	(145,019)	(325,562)
Property and equipment, net	$369,367	$481,914	$851,281

	December 31, 2014 (a)
	Non-Leased Assets	Assets Under Operating Leases (b)	Total
Pipelines and related assets	$227,780	$45,695	$273,475
Terminals and related assets	683,571	72,326	755,897
Other	9,439	—	9,439
Land	4,672	—	4,672
Construction-in-progress	75,824	—	75,824
Property and equipment, at cost	1,001,286	118,021	1,119,307
Accumulated depreciation	(267,030)	(19,019)	(286,049)
Property and equipment, net	$734,256	$99,002	$833,258

(a) Financial information has been retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business.
(b) Represents assets owned by us for which we are the lessor (see Note 4). Certain assets acquired in the acquisitions of the Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business were reflected as assets under operating leases subsequent to the acquisitions on March 1, 2015 and October 1, 2015, respectively.

We have certain pipeline assets under capital lease agreements totaling $14.9 million as of December 31, 2015 and 2014. Accumulated amortization on assets under capital leases was $14.1 million and $13.0 million as of December 31, 2015 and 2014, respectively.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	ASSET RETIREMENT OBLIGATIONS
We have asset retirement obligations with respect to certain of our pipelines and terminals that we are required to perform under law or contract once the asset is retired from service, and we have recognized obligations to restore certain leased properties to substantially the same condition as when such property was delivered to us or to its improved condition as prescribed by the lease agreements. With respect to all other property and equipment, it is our practice and current intent to maintain these assets and continue to make improvements to these assets as warranted. As a result, we believe that these assets have indeterminate lives for purposes of estimating asset retirement obligations because dates or ranges of dates upon which we would retire these assets cannot reasonably be estimated at this time; therefore, no asset retirement obligations have been recorded for these assets as of December 31, 2015 and 2014. We will recognize a liability at such time when sufficient information exists to estimate a range of potential settlement dates that is needed to employ a present value technique to estimate fair value.
Changes in our asset retirement obligations were as follows (in thousands):

	December 31,
	2015	2014	2013
Balance as of beginning of year	$975	$931	$889
Accretion expense	46	44	42
Balance as of end of year	$1,021	$975	$931
We do not expect any short-term spending and, as a result, there is no current liability reported for asset retirement obligations as of December 31, 2015 and 2014. Accretion expense is reflected in depreciation expense.
There are no assets that are legally restricted for purposes of settling our asset retirement obligations.

7.	DEBT AND CAPITAL LEASE OBLIGATIONS
Revolving Credit Facility
In November 2015, we amended and restated our senior unsecured revolving credit facility agreement (the Revolver) to, among other things, extend the maturity date from December 2018 to November 2020 and increase the total commitment from $300.0 million to $750.0 million. We incurred $2.3 million of debt issuance costs in connection with this amendment. We have the option to increase the aggregate commitments under the Revolver to $1.0 billion and we may request two additional one-year extensions of the maturity date, subject to certain conditions. The Revolver includes a letter of credit sub-facility of up to $100.0 million. Our obligations under the Revolver are jointly and severally guaranteed by our directly owned subsidiary, Valero Partners Operating Co. LLC.
Outstanding borrowings under the Revolver bear interest, at our option, at either (a) the adjusted LIBO rate (as described in the Revolver) for the applicable interest period in effect from time to time plus the applicable margin or (b) the alternate base rate (as described in the Revolver) plus the applicable margin. The Revolver also requires payments for customary fees, including commitment fees, letter of credit participation fees, and administrative agent fees.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Revolver contains certain restrictive covenants, including a covenant that requires us to maintain a ratio of total debt to EBITDA (as defined in the Revolver) for the prior four fiscal quarters of not greater than 5.0 to 1.0 as of the last day of each fiscal quarter (5.5 to 1.0 during the specified period following certain acquisitions). The Revolver contains representations and warranties, affirmative and negative covenants, and events of default that are usual and customary for an agreement of this type that could, among other things, limit our ability to pay distributions to our unitholders.
In connection with the acquisition of the Houston and St. Charles Terminal Services Business as described in Note 3, we borrowed $200.0 million under the Revolver in March 2015. In July 2015, we repaid $25.0 million on the Revolver. There were no borrowings or repayments under the Revolver during the years ended December 31, 2014 and 2013. Our borrowing under the Revolver bears interest at a variable rate, which was 1.5 percent as of December 31, 2015. Accrued interest is payable in arrears on each Interest Payment Date (as defined in the Revolver) and on the maturity date. As of December 31, 2015, we had $175.0 million of borrowings and no letters of credit outstanding under the Revolver. As of December 31, 2014, we had no borrowings and no letters of credit outstanding under the Revolver.
In connection with the acquisition of the McKee Terminal Services Business as described in Note 3, we borrowed an additional $139.0 million under the Revolver on April 1, 2016. This borrowing bears interest at a variable rate, which was 1.6875 percent as of April 1, 2016.
In connection with the acquisition of the Meraux and Three Rivers Terminal Services Business as described in Note 3, we borrowed an additional $210.0 million under the Revolver on September 1, 2016. This borrowing bears interest at a variable rate, which was 1.8125 percent as of September 1, 2016.
Subordinated Credit Agreements
During 2015, we entered into two subordinated credit agreements with Valero (the Loan Agreements) under which we borrowed $160.0 million and $395.0 million (collectively, the loans) to finance a portion of the acquisitions of the Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business, respectively, as described in Note 3. The loans mature on March 1 and October 1, 2020, respectively, and may be prepaid at any time without penalty. We are not permitted to reborrow amounts. The loans bear interest at the LIBO Rate (as defined in the Loan Agreements) plus the applicable margin. Accrued interest is payable in arrears on each Interest Payment Date (as defined in the Loan Agreements) and on each maturity date. As of December 31, 2015, the interest rate on each of the loans was 1.494 percent.
The payment of amounts owing under the Loan Agreements are subordinated to our obligations under our Revolver with third-party lenders. The Loan Agreements contain customary terms regarding covenants, representations, default, and remedies, including covenants that limit the creation of liens, the incurrence of debt by us or our subsidiaries, the payment of distributions, and the entry into securitization transactions, sale/leaseback transactions, certain restrictive agreements, consolidations, mergers, and the sale of all or substantially all of our assets. The Loan Agreements also include covenants that require, as of the last day of each fiscal quarter, the ratio of Consolidated Total Debt (as defined in the Loan Agreements) to Consolidated EBITDA (as defined in the Loan Agreements) for the four-quarter period ending on such day not to exceed 5.0 to 1.0 (or 5.5 to 1.0 during a specified acquisition period).
In November 2015, we amended certain terms of the Loan Agreements to synchronize certain terms thereof with the November 2015 amendment of the Revolver. In December 2015, we paid down $185.0 million under one of our Loan Agreements. As of December 31, 2015, we had $370.0 million outstanding under the

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Loan Agreements and we were in compliance with the ratio of Consolidated Total Debt to Consolidated EBITDA.
Other Debt Disclosures
As of December 31, 2015, we had debt obligations under our Revolver and the Loan Agreements that totaled $545.0 million, all of which will mature in 2020. Additional borrowings of $139.0 million made in April 2016 and $210.0 million made in September 2016 under our Revolver in connection with the acquisitions of the McKee Terminal Services Business and the Meraux and Three Rivers Terminal Services Business, respectively, will also mature in 2020.
Capitalized Interest
Capitalized interest was $31,000 for the year ended December 31, 2015. We had no capitalized interest for the years ended December 31, 2014 and 2013.
Capital Lease Obligations
We have certain pipeline assets that we acquired under capital lease agreements. These capital lease agreements have remaining terms that expire during 2016 and have automatic renewal terms for 30 years with renewal rentals adjusted for inflation. Upon renewal, we may terminate these agreements at our option by providing five-years written notice of cancellation until August 2031 upon which time we are only required to provide one-year written notice of cancellation. We expect that in the normal course of business, these leases will be renewed or replaced by other leases. As of December 31, 2015, our future minimum rentals on capital lease obligations were as follows (in thousands):

2016	$963
Less interest expense	(50)
Unamortized fair value adjustment	246
Capital lease obligations	$1,159
The unamortized fair value adjustment related to our capital lease obligations is the remaining balance as of December 31, 2015 of a fair value adjustment recorded in connection with capital leases acquired by our Predecessor as part of a business acquisition in September 2005.

8.	COMMITMENTS AND CONTINGENCIES
Operating Leases
We have long-term operating lease commitments for land used in the terminaling and transportation of crude oil and refined petroleum products. Certain leases contain escalation clauses and renewal options that allow for the same rental payment over the lease term or a revised rental payment based on fair rental value or negotiated value. Currently, our ground lease with Valero does not contain a renewal option. We expect that, in the normal course of business, our leases will be renewed or replaced by other leases.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2015, our future minimum rentals for leases having initial or remaining noncancelable lease terms in excess of one year were as follows (in thousands):

2016	$8,229
2017	8,229
2018	8,186
2019	8,186
2020	8,186
Thereafter	35,588
Total minimum rental payments	$76,604
Rental expense for all operating leases was $7.1 million, $1.4 million, and $1.5 million for the years ended December 31, 2015, 2014, and 2013, respectively. Rental expense for the years ended December 31, 2015, 2014, and 2013 has been retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business.
Litigation Matters
From time to time, we may be party to claims and legal proceedings arising in the ordinary course of business. We also may be required by existing laws and regulations to report the release of hazardous substances and begin a remediation study. We have not recorded a loss contingency liability as there are no matters for which a loss has been incurred. We re-evaluate and update our loss contingency liabilities as matters progress over time, and we believe that any changes to the recorded liabilities will not be material to our financial position, results of operations, or liquidity.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	CASH DISTRIBUTIONS
Our partnership agreement prescribes the amount and priority of cash distributions that the common and subordinated unitholders and general partner will receive. Our distributions are declared subsequent to quarter end. The table below summarizes information related to our quarterly cash distributions:

Quarterly Period Ended	Total Quarterly Distribution (Per Unit)	Total Cash Distribution (In Thousands)	Declaration Date	Record Date	Distribution Date
December 31, 2015	$0.3200	$22,711	January 25, 2016	February 4, 2016	February 11, 2016
September 30, 2015	0.3075	20,164	October 15, 2015	November 2, 2015	November 10, 2015
June 30, 2015	0.2925	18,456	July 24, 2015	August 3, 2015	August 11, 2015
March 31, 2015	0.2775	17,266	April 21, 2015	May 1, 2015	May 12, 2015
December 31, 2014	0.2660	15,829	January 26, 2015	February 5, 2015	February 12, 2015
September 30, 2014	0.2400	14,102	October 14, 2014	October 31, 2014	November 12, 2014
June 30, 2014	0.2225	13,074	July 15, 2014	August 1, 2014	August 13, 2014
March 31, 2014	0.2125	12,487	April 17, 2014	May 1, 2014	May 14, 2014
December 31, 2013	0.0370	2,174	January 20, 2014	January 31, 2014	February 12, 2014
The following table reflects the allocation of total cash distributions to the general and limited partners and distribution equivalent right (DER) payments (see Notes 10 and 12 for a description of DERs) applicable to the period in which the distributions and DERs were earned (in thousands):

	Year Ended December 31,		December 16, 2013 through December 31, 2013
	2015	2014
General partner’s distributions:
General partner’s distributions	$1,572	$1,110	$44
General partner’s incentive distribution rights (IDRs)	3,431	194	—
Total general partner’s distributions	5,003	1,304	44
Limited partners’ distributions:
Common – public	22,016	16,232	638
Common – Valero	17,090	10,859	427
Subordinated – Valero	34,476	27,091	1,065
Total limited partners’ distributions	73,582	54,182	2,130
DERs	12	6	—
Total cash distributions, including DERs	$78,597	$55,492	$2,174

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	NET INCOME PER LIMITED PARTNER UNIT
Net income per limited partner unit is calculated only for the periods subsequent to the IPO as no units were outstanding prior to the IPO. Payments made to our unitholders are determined in relation to actual distributions declared and are not based on the net income allocations used in the calculation of net income per limited partner unit.
We calculate net income available to limited partners based on the distributions pertaining to each period’s net income. After considering the appropriate period’s distributions, the remaining undistributed earnings or excess distributions over earnings, if any, are allocated to the general partner, limited partners, and other participating securities in accordance with the contractual terms of our partnership agreement and as prescribed under the two-class method. Participating securities include IDRs and awards under our 2013 ICP (defined in Note 12) that receive DERs, as further discussed in Note 12. However, the terms of our partnership agreement limit the general partner’s incentive distribution to the amount of available cash, which, as defined in our partnership agreement, is net of reserves deemed appropriate. As such, IDRs are not allocated undistributed earnings or distributions in excess of earnings in the calculation of net income per limited partner unit.
Basic net income per limited partner unit is determined pursuant to the two-class method for master limited partnerships. The two-class method is an earnings allocation formula that is used to determine earnings to our general partner, common unitholders, and participating securities according to (i) distributions pertaining to each period’s net income and (ii) participation rights in undistributed earnings.
Diluted net income per limited partner unit is also determined using the two-class method, unless the treasury stock method is more dilutive. For the year ended December 31, 2015, we used the two-class method to determine diluted net income per limited partner unit. We did not have any potentially dilutive instruments outstanding during year ended December 31, 2015.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net income per unit was computed as follows (in thousands, except per unit amounts):

	Year Ended December 31, 2015
		Limited Partners
	General Partner	Common Units	Subordinated Units	Restricted Units	Total
Allocation of net income to determine net income available to limited partners:
Distributions, excluding general partner’s IDRs	$1,572	$39,106	$34,476	$—	$75,154
General partner’s IDRs	3,431	—	—	—	3,431
DERs	—	—	—	12	12
Distributions and DERs declared	5,003	39,106	34,476	12	78,597
Undistributed earnings	1,066	27,162	25,045	8	53,281
Net income available to limited partners – basic and diluted	$6,069	$66,268	$59,521	$20	$131,878

Net income per limited partner unit – basic and diluted:
Weighted-average units outstanding		31,222	28,790

Net income per limited partner unit – basic and diluted		$2.12	$2.07

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2014
		Limited Partners
	General Partner	Common Units	Subordinated Units	Restricted Units	Total
Allocation of net income to determine net income available to limited partners:
Distributions, excluding general partner’s IDRs	$1,110	$27,091	$27,091	$—	$55,292
General partner’s IDRs	194	—	—	—	194
DERs	—	—	—	6	6
Distributions and DERs declared	1,304	27,091	27,091	6	55,492
Undistributed earnings	75	1,857	1,857	—	3,789
Net income available to limited partners – basic	$1,379	28,948	28,948	$6	$59,281
Add: DERs		6	—
Net income available to limited partners – diluted		$28,954	$28,948

Net income per limited partner unit – basic:
Weighted-average units outstanding		28,790	28,790

Net income per limited partner unit – basic		$1.01	$1.01

Net income per limited partner unit – diluted:
Weighted-average units outstanding		28,790	28,790
Common equivalent units for restricted units		1	—
Weighted-average units outstanding – diluted		28,791	28,790

Net income per limited partner unit – diluted		$1.01	$1.01

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 16, 2013 through December 31, 2013
		Limited Partners
	General Partner	Common Units	Subordinated Units	Total
Allocation of net income to determine net income available to limited partners:
Distributions	$44	$1,065	$1,065	$2,174
Excess distributions over earnings	(3)	(65)	(65)	(133)
Net income available to limited partners – basic and diluted	$41	$1,000	$1,000	$2,041

Net income per limited partner unit – basic and diluted:
Weighted-average units outstanding		28,790	28,790

Net income per limited partner unit – basic and diluted		$0.03	$0.03

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	UNIT ACTIVITY
Activity in the number of units was as follows:

	Common			General Partner
	Public	Valero	Subordinated		Total
Balance as of December 31, 2012	—	—	—	—	—
Units issued to Valero Energy Corporation in connection with Contributed Assets	—	11,539,989	28,789,989	1,175,102	41,505,080
Units issued in initial public offering (a)	17,250,000	—	—	—	17,250,000
Balance as of December 31, 2013	17,250,000	11,539,989	28,789,989	1,175,102	58,755,080
Unit-based compensation	5,208	—	—	—	5,208
Balance as of December 31, 2014	17,255,208	11,539,989	28,789,989	1,175,102	58,760,288
Unit-based compensation	4,443	—	—	—	4,443
Units issued in connection with the Acquisitions (see Note 3)	—	3,478,613	—	70,992	3,549,605
Units issued in public offering (b)	4,250,000	—	—	—	4,250,000
General partner units issued to maintain 2% interest (c)	—	—	—	86,735	86,735
Balance as of December 31, 2015	21,509,651	15,018,602	28,789,989	1,332,829	66,651,071

(a) On December 16, 2013, we completed the IPO of 17,250,000 common units at a price of $23.00 per unit and received gross proceeds of $396.8 million. After deducting the underwriting discount, structuring fees, and other offering costs of $27.6 million, our net proceeds were $369.2 million.
(b) On November 24, 2015, we completed a public offering (the 2015 Offering) of 4,250,000 common units at a price of $46.25 per unit and received gross proceeds of $196.6 million. After deducting the underwriting discount and other offering costs totaling $7.7 million, our net proceeds were $188.9 million.
(c) Concurrent with the 2015 Offering, our general partner contributed $4.0 million in exchange for 86,735 general partner units to maintain its 2.0 percent general partner interest in the Partnership.

12.	UNIT-BASED COMPENSATION
Our general partner maintains the Valero Energy Partners LP 2013 Incentive Compensation Plan (2013 ICP) under which various unit and unit-based awards may be granted to employees and non-employee directors. Awards under the 2013 ICP may include, but are not limited to, options to purchase common units, performance awards that vest upon the achievement of an objective performance goal, unit appreciation rights, and restricted units that vest over a period determined by the plan. The 2013 ICP was approved by the board of directors and the sole member of our general partner on November 26, 2013. In September 2015, the board of directors approved an increase to the annual cash and unit-based compensation received by certain of our independent directors. As of December 31, 2015, 2,990,349 common units were available to be awarded under the 2013 ICP.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Restricted Units
Restricted units vest in accordance with individual written agreements between the participants and us, at which time, each participant will be entitled to receive an equal number of unrestricted common units of the Partnership. The DERs entitle the participant to a cash payment equal to the cash distribution per unit paid on our outstanding common units and is paid to the participant in cash as of each record payment date during the period the restricted units are outstanding.
On January 20, 2014, a grant of 1,736 restricted units was made to each of our three independent directors, for a total of 5,208 restricted units, in tandem with an equal number of DERs. These restricted units are scheduled to vest on January 20, 2017.
On January 8, 2015, a grant of 1,481 restricted units was made to each of our three independent directors for a total of 4,443 restricted units, in tandem with an equal number of DERs. These restricted units are scheduled to vest annually in equal one-third increments on each anniversary of the restricted units’ grant date.
A summary of the status of our restricted units is presented in the table below:

	Number of Units	Weighted- Average Grant-Date Fair Value Per Unit
Nonvested units as of January 1, 2015	5,208	$34.575
Granted	4,443	40.535
Nonvested units as of December 31, 2015	9,651	37.319
Compensation expense associated with these restricted units was $173,000 and $68,000 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2015, there was $256,000 of unrecognized compensation cost related to outstanding unvested restricted units that is expected to be recognized over a weighted-average period of approximately two years.
On January 14, 2016, a grant of 1,986 restricted units was made under the 2013 ICP to each of our three independent directors for a total of 5,958 restricted units, in tandem with an equal number of DERs. The weighted-average grant-date fair value was $45.34 per unit. These restricted units will vest annually in equal one-third increments on each anniversary of the restricted units’ grant date.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	INCOME TAXES
Components of income tax expense were as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Current U.S. state	$479	$505	$493
Deferred U.S. state	(228)	43	941
Income tax expense	$251	$548	$1,434
We are not a taxable entity for U.S. federal income tax purposes or for the majority of states that impose an income tax. Taxes on our net income generally are borne by our partners through the allocation of taxable income. Our income tax expense results from state laws that apply to entities organized as partnerships, specifically in the state of Texas. The difference between income tax expense recorded by us and income taxes computed by applying the statutory federal income tax rate (35 percent for all years presented) to income before income tax expense is due to the fact that the majority of our income is not subject to federal income tax at the entity level as described above.
Deferred income tax liabilities relate to the tax effects of significant temporary differences in property and equipment resulting from a change in the Texas margin tax law during the second quarter of 2013. This change in the tax law allows certain pipeline entities to take a depreciation deduction for purposes of computing the Texas margin tax.
As of December 31, 2015 and 2014, we had no liability reported for unrecognized tax benefits. We did not have any interest or penalties related to income taxes during the years ended December 31, 2015, 2014, and 2013.

14.	EMPLOYEE BENEFIT PLANS
Employees of Valero who directly or indirectly support our operations participate in the pension, postretirement, health and life insurance, and defined contribution benefit plans sponsored by Valero. Valero charges us for these costs associated with its employees who provide direct services to us for the operation of our pipeline and terminal systems under our amended services and secondment agreement, but we are not separately charged for these costs associated with Valero’s employees who provide indirect support to us for the management of our operations and general corporate services under our omnibus agreement, as we pay an annual fee to Valero under that agreement. Costs associated with these benefit plans were included in the costs allocated to our Predecessor from Valero.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Our share of pension and postretirement costs and defined contribution plan costs was as follows (in thousands):

	Year Ended December 31, (a)
	2015	2014	2013
Pension and postretirement costs	$54	$126	$1,052
Defined contribution plan costs	45	111	391

(a) Financial information has been retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business.

15.	SUPPLEMENTAL CASH FLOW INFORMATION
In order to determine net cash provided by operating activities, net income is adjusted by, among other things, changes in current assets and current liabilities as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Decrease (increase) in current assets:
Receivables from related party	$(9,589)	$2,945	$(6,318)
Prepaid expenses and other	95	(451)	(9)
Increase (decrease) in current liabilities:
Accounts payable	(631)	(4,778)	2,403
Accrued liabilities	636	896	158
Taxes other than income taxes	511	31	734
Deferred revenue from related party	5	39	85
Changes in current assets and current liabilities	$(8,973)	$(1,318)	$(2,947)
The above changes in current assets and current liabilities differ from changes between amounts reflected in the applicable balance sheets for the respective periods for the following reasons:

•	amounts accrued for capital expenditures are reflected in investing activities when such amounts are paid, and

•	amounts accrued for offering costs and debt issuance costs are reflected in financing activities when paid.
We attributed $80.1 million of the total $154.0 million cash consideration paid for the acquisition of the Texas Crude Systems Business to the historical carrying value of this acquisition (an investing cash outflow). The remaining $73.9 million of cash consideration paid represents the excess purchase price paid over carrying value of this acquisition (a financing cash outflow).
We attributed $296.1 million of the total $571.2 million cash consideration paid for the acquisition of the Houston and St. Charles Terminal Services Business to the historical carrying value of this acquisition (an

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

investing cash outflow). The remaining $275.1 million of cash consideration represents the excess purchase price paid over the carrying value of this acquisition (a financing cash outflow).
We attributed $94.0 million of the total $395.0 million cash consideration paid for the acquisition of the Corpus Christi Terminal Services Business to the historical carrying value of this acquisition (an investing cash outflow). The remaining $301.0 million of cash consideration represents the excess purchase price paid over the carrying value of this acquisition (a financing cash outflow).
Noncash activities for the years ended December 31, 2015, 2014, and 2013 were as follows (in thousands):

	Year Ended December 31, (a)
	2015	2014	2013
Receivables from related party:
Debt issuance costs owed to related party	$—	$—	$1,071
Offering costs owed to related party	—	—	3,223
Amounts due from related party	—	—	(5,126)
Transfer (from) to Valero for:
Indemnification of environmental costs	—	—	(85)
Deferred income taxes	(282)	(154)	—
Property and equipment, net	—	—	764
Change in accrued capital expenditures	7,232	(5,645)	81
Capital expenditures included in accounts payable	(5,496)	(786)	(761)
Reduction to property and equipment, net due to capital lease obligation modification	—	—	913
Noncash capital contributions from Valero Energy Corporation	27,748	—	—
Units issued to Valero Energy Corporation in connection with acquisitions	170,000	—	—

(a) Financial information has been retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business.
Noncash financing activities for the year ended December 31, 2015 included capital contributions of $27.7 million for projects that were funded by Valero related primarily to the Houston, St. Charles, and Corpus Christi terminals. Valero agreed to fund these projects as part of the acquisitions of the Houston and St. Charles Terminal Services Business and Corpus Christi Terminal Services Business.
Cash flows related to interest and income taxes paid were as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Interest paid	$5,367	$899	$602
Income taxes paid	441	74	493

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of cash and cash equivalents approximates the carrying value due to the low level of credit risk of these assets combined with their market interest rates. The fair value measurement for cash and cash equivalents is categorized as Level 1 in the fair value hierarchy. Fair values determined by Level 1 inputs utilize unadjusted quoted prices in active markets for identical assets.
The fair values of our debt and notes payable to related party approximate their carrying values as our borrowings bear interest based upon short-term floating market interest rates. The fair value measurement for these liabilities is categorized as Level 2 in the fair value hierarchy. Fair values determined by Level 2 utilize inputs that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	QUARTERLY FINANCIAL DATA (UNAUDITED)
The following tables summarize quarterly financial data for the years ended December 31, 2015 and 2014 (in thousands, except per unit amounts) retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business.

	2015 Quarter Ended
	March 31	June 30	September 30	December 31
Operating revenues – related party	$41,886	$60,245	$62,037	$79,456
Operating income	95	20,495	17,064	39,799
Net income (loss)	(269)	19,161	15,625	36,795
Net income attributable to partners	22,121	33,662	31,428	44,667
Limited partners’ interest in net income	21,269	32,305	29,816	42,419
Net income per limited partner unit –
basic and diluted:
Common units	0.37	0.54	0.51	0.69
Subordinated units	0.36	0.54	0.49	0.66

	2014 Quarter Ended
	March 31	June 30	September 30	December 31
Operating revenues – related party	$29,489	$31,843	$33,666	$34,182
Operating loss	(8,561)	(7,051)	(7,747)	(10,086)
Net loss	(8,280)	(6,929)	(7,934)	(10,218)
Net income attributable to partners	10,482	12,200	17,543	19,056
Limited partners’ interest in net income	10,272	11,956	17,192	18,482
Net income per limited partner unit –
basic and diluted:
Common units	0.18	0.21	0.30	0.32
Subordinated units	0.18	0.21	0.30	0.32

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents our previously reported quarterly financial data (as presented in Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on August 4, 2016) retrospectively adjusted for the acquisition of the Meraux and Three Rivers Terminal Services Business (in thousands):

	Valero Energy Partners LP (Previously Reported)	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Quarter ended March 31, 2015:
Operating income (loss)	$4,439	$(4,344)	$95
Net income (loss)	4,075	(4,344)	(269)

Quarter ended June 30, 2015:
Operating income (loss)	24,838	(4,343)	20,495
Net income (loss)	23,504	(4,343)	19,161

Quarter ended September 30, 2015:
Operating income (loss)	21,703	(4,639)	17,064
Net income (loss)	20,264	(4,639)	15,625

Quarter ended December 31, 2015:
Operating income (loss)	43,882	(4,083)	39,799
Net income (loss)	40,878	(4,083)	36,795

Quarter ended March 31, 2014:
Operating loss	(4,731)	(3,830)	(8,561)
Net loss	(4,450)	(3,830)	(8,280)

Quarter ended June 30, 2014:
Operating loss	(3,010)	(4,041)	(7,051)
Net loss	(2,888)	(4,041)	(6,929)

Quarter ended September 30, 2014:
Operating loss	(3,683)	(4,064)	(7,747)
Net loss	(3,870)	(4,064)	(7,934)

Quarter ended December 31, 2014:
Operating loss	(5,908)	(4,178)	(10,086)
Net loss	(6,040)	(4,178)	(10,218)